RESIGNATION

I, Stephen Schneer, hereby resign from my director position that I hold with Outsiders Entertainment, Inc. and any of its direct or indirect subsidiaries, effective immediately.

/s/ Stephen Schneer
Stephen Schneer
Dated: August 27, 2007